EXHIBIT 99.1

Sanomedics Signs Definitive Agreement for Acquisition of a prominent Texas based Sleep Services company.

By PR Newswire,  July 11, 2013, 06:57:00 AM EDT

MIAMI, July 11, 2013 /PRNewswire/ -- Sanomedics International Holdings, Inc. (OTCQB:SIMH) ("Sanomedics"), a medical technology company that focuses on market expanding products and services announced that it has entered into a definitive agreement to acquire its 2nd sleep services based company in Duke Medical LLC, of Baytown, Texas ("Duke") for an aggregate purchase price of $7,000,000, which includes cash, the issuance of common shares of Sanomedics and debt consideration (subject to certain adjustments as set forth in the agreement). The transaction is expected to close during Sanomedics' fiscal third quarter ending September 30, 2013, and is subject to customary closing conditions as set forth in the agreement. Duke generated approximately $4 million in annual revenue with EBITDA of $1.5 million in 2012, and is on target to increase EBITDA close to $2 million this year based upon representations.

Duke Medical LLC, is a leading respiratory and sleep disorder provider of treatment equipment and services. It provides medical supplies to patients with sleep apnea with products such as CPAP/BiPAP, respiratory equipment, nasal and oral masks, and pulse oximeters, Duke Medical services patients throughout the Houston and Galveston, Texas and aggressively expanding throughout the state. The Texas Medical Center is home to 50 institutions including 14 hospitals and two specialty institutions. Since its inception, Duke has maintained the requisite licensure as a qualified Medical Equipment provider from the State of Texas.

The management team of Duke will continue to operate the day-to-day business as a wholly owned subsidiary of Anovent, Inc. ("Anovent"), which is a wholly owned subsidiary of Sanomedics.

Duke's leadership team has combined industry experience of over 34 years. Duke is led by Vann Duke, President, who has over 22 years of industry experience in the healthcare and medical equipment field. Mr. Vann Duke is a former US Western Division Sales Manager for Rotech Healthcare, Multiple Location Branch Manager for Apria Healthcare, and Houston Branch Manager for Lincare Inc.  Mr. Duke has a MS in Industrial Organizational Psychology from The University of Houston and a BS in Psychology from Sam Houston State University.

"This transaction opens an exciting new chapter for Duke and our customers," stated Mr. Duke. "We are committed to continued growth, and I believe our efforts will be better supported by partnering with Sanomedics in our shared vision of the expansive sleep apnea marketplace. While we remain focused on the execution of our long-term strategy, we believe that we will deliver immediate value to shareholders. I believe this transaction will generate a tremendous boost for Duke Medical and Sanomedics. With an aging population and vast needs for home medical equipment in the future, Duke Medical and Sanomedics are on the cusp of an incredible growth potential in healthcare."

Keith Houlihan, Co-founder and President of Sanomedics, stated, "This acquisition will take Sanomedics into new geographic markets and expand our efforts to build out a national platform of our sleep apnea service and product offerings. I am extremely pleased to have the opportunity to work with Mr. Duke and continue building upon his tradition of success. This is truly an exciting chapter in both companies history".

About Sanomedics International Holdings, Inc.

Sanomedics International Holdings, Inc. (OTCQB:SIMH) is a medical technology company that focuses on game changing products, services and ideas - a place where physicians, entrepreneurs, and medical companies can work together to drive innovative technologies through concept, development, and ultimately commercialization. We plan to grow our existing business organically and through strategic acquisitions specifically relating to sleep disorder diagnosis treatments. Sanomedics seeks to acquire sleep therapy operating businesses and our strategy is to integrate a portfolio of world-class products and service providers in the growing Sleep Apnea market. Our goal is to provide Sleep Apnea patients with a reliable and integrated "end-to-end" service platform.

About Duke Medical, LLC.

Duke Medical LLC, is a leading respiratory and sleep provider of equipment, services and medical supplies to home patients with products such as CPAP/BiPAP, respiratory equipment, nasal and oral masks, pulse oximeters, nebulizer compressors, hospital beds, bariatric equipment and support surface products for wound care management, servicing patients throughout the Houston and Galveston, Texas and aggressively expanding throughout the state. The Texas Medical Center is home to 50 institutions including 14 hospitals and two specialty institutions. Since its inception, Duke has maintained the requisite licensure as a qualified Medical Equipment provider from the State of Texas.

Forward Looking Statements

This press release may contain statements which constitute forward-looking statements, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including the risk that the acquisitions of Prime Time Medial and/or Duke Medical are not consummated, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The Company's periodic filings with the Securities and Exchange Commission should be viewed for a complete understanding of risk and uncertainty. The acquisition agreement will be included as an exhibit to a Form 8-K with respect to the transaction that will be filed by the Company with the Securities and Exchange Commission.

Contact: Keith Houlihan, 305-433-7814, info@sanomedics.com

SOURCE Sanomedics International Holdings, Inc.